Exhibit 21.01

Subsidiaries of Move, Inc.

Full Name of Entity	Other Legal Names	Legal Status of Entity	State or Jurisdiction of Incorporation or Organization

HomeBuilder.com (Delaware), Inc.	None	Corporation	Delaware

Homestore Europe Corporation	None	British Virgin Islands Co.	British Virgin Islands

Homestore International Limited (BVI)	None	British Virgin Islands Co.	British Virgin Islands

Move Sales, Inc.	Move Sales, Inc.	Corporation	Delaware
dba Move
— Los Angeles / Ventura County
— Minnesota

Move Sales, Inc. dba Rentnet
— Los Angeles County, CA

Move Sales, Inc.
dba Homestore.com
— Los Angeles County, CA

Move Sales, Inc. dba Homestore Apartments and Rentals
— Los Angeles County, CA

Moving.com, Inc.	None	Corporation	Delaware

Inmoclick Online S.A.	None	Spanish Company	Spain

National New Homes Co., Inc.	None	Corporation	Delaware

RealSelect, Inc.	RealSelect, Inc., dba realtor.com® — Los Angeles County, CA	Corporation	Delaware

The Enterprise of America, Ltd.	None	Corporation	Wisconsin

Homestore, Inc.	None	Corporation	Delaware

Top Producer Systems Company	None	British Columbia, Canada ULC	British Columbia

Welcome Wagon International Inc.	None	Corporation	New York